Exhibit 99.1

QTS Announces Retirement of General Counsel, Secretary

and Vice President Shirley Goza

Matt N. Thomson appointed as General Counsel successor

Overland Park, Kan. (July 02, 2020) – QTS Realty Trust (NYSE: QTS), today announced the retirement of Shirley Goza, QTS’ General Counsel, Secretary and Vice President effective December 31, 2020 following 14 years leading the Company’s legal and governance functions.

Shirley Goza was named QTS’ General Counsel in 2006 and has more than 30 years of experience as a practicing attorney and law professor. Ms. Goza has led the Company through a wide range of legal and governance initiatives and milestones to its current position as an industry leader generating over $500 million in annual revenue.

“Shirley was one of my first executive hires in forming QTS and has been a foundational member of QTS’ executive team. Her strength and character has had an immeasurable impact on our people and culture,” said Chad Williams, Chairman and Chief Executive Officer, QTS. “On behalf of the entire executive team, I would like to thank Shirley for her leadership and service and we wish her and her family the very best following her retirement.”

“It has been the opportunity of a lifetime to work with this exceptional leadership team and board to build a truly world-class business,” said Goza. “I am proud to leave the QTS legacy, built on a solid values-based foundation, to a lawyer who I trust and respect as the result of many years working together. The company is in good hands all around.”

Matt N. Thomson Jr., 42, will succeed Ms. Goza as General Counsel, Secretary and Vice President. Mr. Thomson currently is a partner with the international law firm Hogan Lovells US LLP in Washington, D.C., where he has practiced law since joining from another law firm in 2006. Mr. Thomson has represented QTS as outside counsel since 2008, including the Company’s 2013 initial public offering. As such, Mr. Thomson is well-familiarized with QTS’ business and the data center industry, and has earned the trust and respect of the Company over many years. Mr. Thomson has deep experience in the REIT industry and focuses his practice in the areas of corporate law, securities and capital markets, and mergers and acquisitions, primarily for public companies and their boards. Mr. Thomson earned his J.D. from the University of Tennessee, where he served as Editor-in-Chief of the Tennessee Law Review, and earned his B.S. from Union University.

Mr. Thomson will join QTS during the latter part of 2020 and will serve as co-General Counsel with Ms. Goza between his start date and Ms. Goza’s retirement to ensure a seamless transition of the General Counsel role and responsibilities.

“QTS has established a leading competitive position in the data center industry and Matt will play an important role as we accelerate our business momentum,” Williams said. “We look forward to Matt joining QTS in the coming months and I am confident that his in-depth knowledge of QTS and impressive track record will provide a smooth transition of the General Counsel role.”

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 7 million square feet of owned mega scale data center space within North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. Visit QTS at www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow on Twitter @DataCenters_QTS.

Investor Relations Contact:

Stephen Douglas – EVP Finance

ir@qtsdatacenters.com

Media Contact:

Carter B. Cromley

(703) 861-7245

carter.cromley@qtsdatacenters.com